Exhibit 5(a)(i)

John Hancock Financial Services
Arnold R. Bergman
Chief Counsel — Annuities
U.S. Wealth Management
601 Congress Street
Boston, MA 02210
(617) 663-2184
Fax: (617) 663-2197
E-mail: abergman@jhancock.com
January 31, 2012
Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario
Canada M4W 1E5

Re:	Guarantee of Market Value Adjustment Interests Contained in Modified Annuity Contracts
Ladies and Gentlemen:
I have acted as special United States legal counsel to Manulife Financial Corporation, a Canadian corporation (“MFC”) and indirect parent of John Hancock Life Insurance Company (U.S.A.), a stock life insurance company organized under the laws of the State of Maine and redomesticated and existing under the laws of the State of Michigan (the “Company”), for the purpose of rendering a legal opinion as to certain matters of United States law in connection with the preparation of a joint Registration Statement on Form F-3 (the “Registration Statement”) filed by MFC and the Company with the Securities and Exchange Commission (the “Commission”) on January 31, 2012. The Registration Statement relates to (i) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s modified guaranteed annuity contracts (the “Contracts”) that contain market value adjustment interests (the “MVAIs”) in an aggregate amount not to exceed $2.4 billion, and (ii) the full and unconditional subordinated guarantee by MFC of the Company’s payment obligations with respect to the MVAIs period. The MVAIs are to be (i) issued under forms of the Contracts between the Company and owners of its Contracts; and (ii) guaranteed by MFC pursuant to the terms of a Subordinated Guarantee dated July 15, 2009 (the “Subordinated Guarantee”). A form of the Contracts and the Subordinated Guarantee have been filed and incorporated by reference into the Registration Statement.
In connection with this opinion, I have examined: (a) the Registration Statement; (b) a form of the Contracts; and (c) a form of the Subordinated Guarantee, and such other agreements, documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.
In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photocopies and the authenticity of the originals of such copies.

Manulife Financial Corporation
January 31, 2012

Insofar as the opinions expressed herein relate to matters governed by the laws of Canada, I have relied upon the opinion of Torys LLP, special legal counsel in Canada for MFC, dated January 31, 2012, filed as Exhibit 5(b) to the Registration Statement. No opinion is expressed with respect to the qualification of the Subordinated Guarantee under the securities or “blue-sky” laws of any state, or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. I express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.
Based upon and subject to the foregoing, I am of the opinion that, when the MVAIs have been issued and sold in accordance with the terms of the Contracts and the Subordinated Guarantee, MFC’s obligations under the Subordinated Guarantee with respect to such MVAIs will constitute legal, valid and binding obligations of MFC, enforceable against MFC in accordance with the terms of the Subordinated Guarantee.
The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) I express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.
For purposes of the opinions rendered above, I have assumed at or prior to the time of the delivery of the Contracts: (i) the Board of Directors (or the relevant equivalent) of MFC shall have duly approved, authorized and executed the Subordinated Guarantee and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Subordinated Guarantee. I have also assumed that none of the terms of the Subordinated Guarantee, nor the issuance and delivery of such security, nor the compliance by MFC with the terms of such Subordinated Guarantee will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon MFC, or any restriction imposed by any court or governmental body having jurisdiction over MFC.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the prospectus included therein. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Manulife Financial Corporation
January 31, 2012

This opinion is furnished by me, as special United States legal counsel to MFC, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without my express prior written consent, provided that Torys LLP may rely on this opinion in connection with its opinion filed as Exhibit 5(b) to the Registration Statement.
Very truly yours,

/s/ Arnold R. Bergman Arnold R. Bergman
Chief Counsel — Annuities